EXHIBIT 99.1

First Citizens Reports Earnings for Third Quarter 2008

RALEIGH, N.C., Oct. 27, 2008 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending September 30, 2008, of $21.5 million, compared to $22.6 million for the corresponding period of 2007, a decrease of 5.0 percent, according to Lewis R. Holding, chairman of the board.

During the third quarter of 2008, the combined impact of higher provision for credit losses and noninterest expense exceeded growth in net interest income.

Per share income for the third quarter 2008 totaled $2.06, compared to $2.17 for the same period a year ago. First Citizens' results generated an annualized return on average assets of 0.52 percent for the third quarter of 2008, compared to 0.56 percent for the third quarter of 2007. The annualized return on average equity was 5.71 percent during the current quarter, compared to 6.48 percent for the same period of 2007.

Net interest income increased $6.7 million or 5.5 percent during the third quarter of 2008, due to a 10 basis point increase in the net yield on interest-earning assets as well as higher levels of interest-earning assets. Average loans and leases increased $817.3 million or 7.7 percent during the third quarter of 2008, when compared to the same period in 2007. Growth in funding sources was slow, as average interest-bearing liabilities increased $134.8 million or 1.1 percent over 2007. Growth in money market deposits and long-term borrowings was largely offset by reductions in customer investments in commercial cash management products.

The provision for credit losses increased $2.9 million or 16.5 percent during the third quarter of 2008 when compared to the same period of 2007, due to continued deterioration in the residential construction loan portfolio. Nonperforming assets totaled $62.2 million or 0.53 percent of loans plus other real estate owned as of September 30, 2008, compared to $23.4 million or 0.22 percent of total loans plus other real estate owned as of September 30, 2007. Net charge-offs equaled $11.6 million during the third quarter of 2008, compared to $12.9 million during the third quarter of 2007. Net charge-offs for 2008 resulted primarily from losses among residential construction and consumer loans, while 2007 losses were primarily attributable to losses recorded on two non-real estate-secured relationships. The annualized ratio of net charge-offs to average loans and leases equaled 0.40 percent during the third quarter of 2008, compared to 0.48 percent during the same period of 2007.

Noninterest income decreased slightly during the third quarter of 2008, primarily due to a $1.0 million reduction in securities gains, partially offset by improved service charges on deposit accounts. Noninterest expense increased $5.5 million during the third quarter of 2008. This 3.7 percent increase resulted primarily from higher salary expense and costs related to branch expansion. Salary expense increased $3.9 million or 6.3 percent, due to branch expansion and the impact of merit increases.

For the nine-month period ending September 30, 2008, net income equaled $80.1 million or $7.68 per share, compared to $82.5 million or $7.90 per share earned during the same period of 2007. Annualized net income as a percentage of average assets was 0.65 percent during 2008, compared to 0.70 percent during 2007. The annualized return on average equity was 7.22 percent for the first nine months of 2008, compared to 8.14 percent for the same period of 2007. Net income during 2008 declined due to higher provision for credit losses and noninterest expense. Net income benefited from improved net interest income and noninterest income.

Net interest income totaled $375.6 million during 2008, an increase of $16.9 million or 4.7 percent over 2007. Average loans and leases increased $780.0 million or 7.5 percent during the first nine months of 2008. The impact of lower interest rates offset the benefit of strong loan growth, resulting in a net yield on interest earning assets of 3.44 percent, unchanged from 2007.

The provision for credit losses totaled $43.7 million during 2008, an increase of $21.9 million over 2007. Net charge-offs for 2008 totaled $27.3 million, compared to $19.6 million recorded during the same period of 2007. The higher net charge-offs during 2008 relate to residential construction loans and consumer loans. Year-to-date net charge-off ratios totaled 0.33 percent for 2008, compared to 0.25 percent for 2007. During 2007, provision for credit losses included an $8.6 million credit resulting from refinements to the methodology used to calculate the allowance for commercial loans and home equity lines of credit, partially offset by $2.5 million of additional allowances recognized for market trends suggesting credit deterioration.

Noninterest income increased $21.0 million or 9.6 percent during the first nine months of 2008. Gains from securities transactions totaled $8.4 million during 2008, up $7.0 million from 2007. Service charges on deposit accounts increased $5.5 million or 9.6 percent during 2008, primarily due to higher commercial service charges resulting from lower earnings credit rates during 2008. Favorable variances were also recorded in fees from processing services, cardholder and merchant services income and wealth management services.

Noninterest expense increased $19.1 million or 4.5 percent during the first nine months of 2008. Salaries and wages increased $11.9 million or 6.6 percent as a result of new branch locations and merit increases. Employee benefits increased $3.7 million or 8.9 percent during 2008, due to higher executive retirement costs. Occupancy costs increased $3.2 million or 7.6 percent, due to new branches and a new headquarters building. Costs related to processing services increased $2.4 million or 6.4 percent from 2007 to 2008, due to electronic banking expansion and growth in cardholder transaction volume. Communication costs increased $1.2 million or 14.5 percent in the first nine months of 2008, the result of delivering improved capacity to the branch network. Costs related to cardholder reward programs declined $2.8 million or 29.8 percent, due to the termination of a program for debit cardholders, while advertising expense decreased $2.8 million or 34.7 percent.

As of September 30, 2008, First Citizens had total assets of $16.7 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 401 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                    CONDENSED STATEMENTS OF INCOME
                    ==============================

                               Three Months Ended   Nine Months Ended
 (thousands, except               September 30        September 30
  share data; unaudited)         2008      2007      2008      2007
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  Interest income              $199,372  $232,120  $619,350  $673,230
  Interest expense               71,761   111,185   243,734   314,517
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  Net interest income           127,611   120,935   375,616   358,713
  Provision for credit losses    20,195    17,333    43,663    21,799
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  Net interest income after
   provision for credit losses  107,416   103,602   331,953   336,914
  Noninterest income             77,244    77,285   239,937   218,936
  Noninterest expense           152,395   146,906   447,517   428,379
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  Income before income taxes     32,265    33,981   124,373   127,471
  Income taxes                   10,787    11,362    44,284    45,017
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  Net income                   $ 21,478  $ 22,619  $ 80,089  $ 82,454
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  Taxable-equivalent net
   interest income             $129,164  $122,980  $380,737  $364,353
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  Net income per share         $   2.06  $   2.17  $   7.68  $   7.90
  Cash dividends per share        0.275     0.275     0.825     0.825
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  Profitability Information
   (annualized)
  Return on average assets         0.52%     0.56%     0.65%     0.70%
  Return on average equity         5.71      6.48      7.22      8.14
  Taxable-equivalent net yield
   on interest-earning assets      3.47      3.37      3.44      3.44
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                       CONDENSED BALANCE SHEETS
                       ========================

 (thousands, except         September 30  December 31   September 30
  share data; unaudited)        2008          2007          2007
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 Cash and due from banks    $   724,216   $   793,788   $   827,083
 Investment securities        2,977,565     3,236,835     3,266,150
 Loans and leases            11,627,635    10,963,904    10,763,158
 Allowance for loan and
  lease losses                 (152,946)     (136,974)     (133,576)
 Other assets                 1,488,194     1,354,554     1,589,055
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  Total assets              $16,664,664   $16,212,107   $16,311,870

 Deposits                   $13,372,468   $12,928,544   $12,980,447
 Other liabilities            1,786,396     1,842,355     1,929,848
 Shareholders' equity         1,505,800     1,441,208     1,401,575
  Total liabilities and
   shareholders' equity     $16,664,664   $16,212,107   $16,311,870
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 Book value per share       $    144.31   $    138.12   $    134.32
 Tangible book value
  per share                      134.06        127.72        123.88
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                      SELECTED AVERAGE BALANCES
                      =========================

 (thousands, except   Three Months Ended         Nine Months Ended
  shares outstanding;     September 30             September 30
  unaudited)           2008         2007         2008         2007
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 Total assets      $16,377,570  $16,092,009  $16,362,573  $15,798,770
 Investment
  securities         2,998,370    3,162,011    3,139,495    3,100,930
 Loans and leases   11,440,563   10,623,247   11,186,487   10,406,443
 Interest-earning
  assets            14,814,463   14,476,247   14,782,462   14,169,997
 Deposits           13,003,821   12,728,527   12,961,679   12,586,002
 Interest-bearing
  liabilities       12,187,085   12,052,307   12,259,025   11,771,321
 Shareholders'
  equity           $ 1,496,573  $ 1,385,284  $ 1,481,519  $ 1,353,820
 Shares
  outstanding       10,434,453   10,434,453   10,434,453   10,434,453
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                            ASSET QUALITY
                            =============

 (dollars in thousands;       September 30  December 31  September 30
  unaudited)                      2008          2007          2007
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 Nonaccrual loans and leases    $39,598       $13,021       $18,227
 Other real estate               21,580         6,893         5,202

 Troubled debt restructuring        988            --            --
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 Total nonperforming assets     $62,166       $19,914       $23,429
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 Accruing loans and leases 90
  days or more past due         $20,902       $ 7,124       $10,322

 Net charge-offs (year-to-date)  27,313        27,969        19,574

 Nonperforming assets to loans
  and leases plus other
  real estate                      0.53%         0.18%         0.22%
 Allowance for credit losses
  to total loans and leases        1.38          1.32          1.31
 Net charge-offs to average
  loans and leases (annualized,
  year-to-date)                    0.33          0.27          0.25
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                         CAPITAL INFORMATION
                         ===================

 (dollars in thousands;     September 30  December 31   September 30
  unaudited)                     2008         2007          2007
 ==================================================================
 Tier 1 capital             $ 1,630,209   $ 1,557,190   $ 1,533,381
 Total capital                1,919,838     1,836,763     1,810,076
 Risk-weighted assets        12,516,318    11,961,124    11,828,015
 Tier 1 capital ratio             13.02%        13.02%        12.96%
 Total capital ratio              15.34         15.36         15.30
 Leverage capital ratio           10.02          9.63          9.59
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CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716